EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

1 June 2007

Total Voting Rights

In accordance with the Transparency Directive's transitional provision six, Shire plc notifies the market of the following:

At close of business on 31 May 2007, Shire plc's issued voting share capital consisted of 552,959,562 ordinary shares with a nominal value of 5 pence each and 1,280,489 special voting shares of 0.0001 pence each.  Each ordinary share carries one voting right and each special voting share carries three voting rights.   Shire plc does not hold any shares in Treasury.

Therefore the total number of voting rights in Shire plc is 556,801,029.

The above figure (556,801,029) may be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, Shire plc under the FSA's Disclosure and Transparency Rules.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases.  The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire

Registered in England 2883758  Registered Office as above

believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758  Registered Office as above